Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Inspired Entertainment, Inc. in Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-217215), of our report dated December 30, 2016, with respect to our audits of the consolidated financial statements of DMWSL 633 Limited and its Subsidiaries as of September 24, 2016 and September 26, 2015 and for the years ended September 24, 2016, September 26, 2015 and September 27, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

June 30, 2017